As filed with the Securities and Exchange Commission on December 8, 2015
 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under the Securities Act of 1933

SOUTHCROSS ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1717 Main Street, Suite 5200 Dallas, TX 75201	45-5045230 (I.R.S. Employer Identification No.)
 (Address of principal executive offices, including zip code)
 SOUTHCROSS ENERGY PARTNERS, L.P. AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN
(Full title of the plan)
John E. Bonn
President and Chief Executive Officer
1717 Main Street, Suite 5200
Dallas, TX 75201
(214) 979-3720
(Name, address and telephone number of agent for service)
Copy to:
 Ryan J. Maierson
John M. Greer
Latham & Watkins LLP
811 Main Street
Houston, Texas 77002
(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer 	Accelerated filer ☒	Non-accelerated filer □ (Do not check if a smaller reporting company)	Smaller reporting company 

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Units, representing limited partner interests	4,500,000 units	$4.055(2)	$18,247,500(2)	$1,838

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional Common Units as may become issuable pursuant to the adjustment provisions of the Southcross Energy Partners, L.P. Amended and Restated 2012 Long-Term Incentive Plan, as amended. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan described herein.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The price for the 4,500,000 Common Units being registered hereby is based on a price of $4.055, which is the average of the high and low trading prices per Common Unit of Southcross Energy Partners, L.P. as reported by the New York Stock Exchange on December 2, 2015.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Effective November 9, 2015, the holders of a majority of the limited partner units of Southcross Energy Partners, L.P. (the “Registrant”) approved the Amended and Restated Southcross Energy Partners, L.P. 2012 Long-Term Incentive Plan (the “Plan”). The Plan increased the number of common units representing limited partner interests of the Registrant (“Common Units”) for issuance thereunder by 4,500,000 Common Units, to be effective 20 calendar days after an information statement is sent or given to all of the unitholders of the Registrant pursuant to Section 14(c) of the Securities Exchange Act of 1934 (the “Exchange Act”). Such amendment increases the total Common Units reserved for issuance under the Plan from 1,750,000 Common Units to 6,250,000 Common Units.

Southcross Energy Partners GP, LLC (the “Company”) will send or give to all participants in the Plan the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 6, 2015 (except for items 1, 1A, 6, 7 and 8 which have been superseded by the Current Report on Form 8-K dated August 20, 2015);

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the Commission on May 8, 2015 (except for items 1 and 2 which have been superseded by the Current Report on Form 8-K dated August 20, 2015);

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed with the Commission on August 7, 2015;

(d) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the Commission on November 6, 2015;

(e) The Registrant’s Current Reports on Form 8-K filed on May 8, 2015, May 13, 2015, June 8, 2015, June 15, 2015, June 26, 2015, July 8, 2015, July 20, 2015, August 17, 2015, and August 20, 2015; and

(f) The description of the Registrant’s Common Units contained in the Registrant’s registration statement on Form 8-A (File No. 001-35719) filed with the Commission on October 26, 2012 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating, changing or modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Subject to any terms, conditions, or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Section 7.7(a) of the Registrant’s Third Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) provides that the Registrant will indemnify and hold harmless the following persons (each, an “Indemnitee”), in most circumstances, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals:

·                  the General Partner;

·                  any departing general partner;

·                  any person who is or was an affiliate of the General Partner or any departing general partner;

·                  any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of the Registrant, its subsidiaries, the General Partner or any departing general partner or any of their affiliates;

·                  any person who is or was serving at the request of the General Partner or any departing general partner or any of their respective affiliates as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to the Registrant or any of its subsidiaries; provided that a person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and

·                  any person the General Partner designates as an Indemnitee for purposes of the Partnership Agreement because such person’s status, service or relationship exposes such person to potential claims, demands, suits or proceedings relating to the business and affairs of the Registrant and its subsidiaries treated as a single-consolidated entity.

Any indemnification described above will be made only out of the Registrant’s assets.  The General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Registrant to enable the Registrant to effectuate such indemnification.

Section 7.7(b) of the Partnership Agreement states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Registrant prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that the Indemnitee is not entitled to be indemnified upon receipt by the Registrant of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized by Section 7.7 of the Partnership Agreement.

Section 7.7(d) of the Partnership Agreement states that the Registrant may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and such other persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with the Registrant’s activities or such person’s activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify such person against such liability under the Partnership Agreement.

Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.  As of the date hereof, the General Partner maintains directors and officers liability insurance for the benefit of its directors and officers.

Under the Second Amended and Restated Limited Liability Company Agreement of the General Partner, in most circumstances, the General Partner will indemnify (i) Southcross Holdings LP, as the sole member of the General Partner, and any person later admitted to the General Partner as a member; (ii) any person who is or was an affiliate of the General Partner (other than the Registrant and its subsidiaries); (iii) any person who is or was a member, partner, officer, director, fiduciary or trustee of the General Partner or its affiliates (other than the Registrant and its subsidiaries); (iv) any person who is or was serving at the request of the General Partner or its affiliates as an officer, director, member, manager, partner, fiduciary or trustee of another person; provided, however, that a person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (iv) any person designated by the board of directors of the General Partner.

The General Partner may purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the General Partner or any of its subsidiaries.

Item 8. Exhibits.
Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description
4.1
Certificate of Limited Partnership of Southcross Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form S-1 (File No. 333-180841), filed on April 20, 2012).

4.2
Third Amended and Restated Agreement of Limited Partnership of Southcross Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 5, 2014).

5.1*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered.

10.1#
Southcross Energy Partners, L.P. Amended and Restated 2012 Long-Term Incentive Plan (incorporated by reference to Annex A to the Registrant’s Schedule 14C Information Statement filed on November 17, 2015).

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

* Filed herewith
# Compensatory plan, contract or arrangement
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to

Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 8, 2015.

SOUTHCROSS ENERGY PARTNERS, L.P. By: Southcross Energy Partners GP, LLC, its general partner

By:	/s/ John E. Bonn
John E. Bonn President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints each of John E. Bonn, Bret M. Allan and Kelly J. Jameson, and each of them, severally, acting alone and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in their indicated capacities, which are with the Company, on December 8, 2015.

Signature	Title	Date

/s/ John E. Bonn	President and Chief Executive Officer	December 8, 2015
John E. Bonn	(Principal Executive Officer)

/s/ Bret M. Allan	Senior Vice President, Chief Financial Officer and	December 8, 2015
Bret M. Allan	Secretary (Principal Financial Officer)

/s/ G. Tracy Owens	Vice President and Chief Accounting Officer	December 8, 2015
G. Tracy Owens	(Principal Accounting Officer)

/s/ David W. Biegler	Chairman of the Board	December 8, 2015
David W. Biegler

/s/ Jon M. Biotti	Director	December 8, 2015
Jon M. Biotti

/s/ Jason Downie	Director	December 8, 2015
Jason Downie

/s/ Wallace Henderson	Director	December 8, 2015
Wallace Henderson

/s/ Jerry W. Pinkerton	Director	December 8, 2015
Jerry W. Pinkerton

/s/ Ronald G. Steinhart	Director	December 8, 2015
Ronald G. Steinhart

/s/ Bruce A. Williamson	Director	December 8, 2015
Bruce A. Williamson

/s/ Nicholas J. Caruso, Jr.	Director	December 8, 2015
Nicholas J. Caruso, Jr.

EXHIBIT INDEX

Exhibit Number	Description
4.1
Certificate of Limited Partnership of Southcross Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form S-1 (File No. 333-180841), filed on April 20, 2012).

4.2
Third Amended and Restated Agreement of Limited Partnership of Southcross Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 5, 2014).

5.1*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered.

10.1#
Southcross Energy Partners, L.P. Amended and Restated 2012 Long-Term Incentive Plan (incorporated by reference to Annex A to the Registrant’s Schedule 14C Information Statement filed on November 17, 2015).

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

* Filed herewith
# Compensatory plan, contract or arrangement

Exhibit 5.1
December 8, 2015

Southcross Energy Partners, L.P.
1717 Main Street, Suite 5200
Dallas, Texas 75201

Re:	Registration Statement on Form S-8 with respect to 4,500,000 Common Units
Ladies and Gentlemen:
We have acted as special counsel to Southcross Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance of up to 4,500,000 common units representing limited partner interests in the Partnership (the “Common Units”), issuable under the Southcross Energy Partners, L.P. Amended and Restated 2012 Long-Term Incentive Plan (the “Plan”). The Common Units are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 8, 2015 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Common Units.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and we express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Common Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient and have been issued by the Partnership for legal consideration in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary limited partnership action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Common Units will have been duly authorized by all necessary limited partnership action of the Partnership, and the Common Units will be validly issued and, under the Delaware Act, recipients of the Common Units will have no obligation to make further payments for their receipt of Common Units or contributions to the Partnership solely by reason of their ownership of Common Units or their status as limited partners of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2015 (August 20, 2015 as to the effects of the 2015 Holdings Acquisition as described in Notes 1 and 3), relating to the consolidated financial statements of Southcross Energy Partners, L.P. and subsidiaries (the “Partnership”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to (1) the Partnership obtaining support from the owners of Southcross Holdings GP LLC in order to maintain the compliance with the financial covenants of the Partnership, (2) the acquisition of the TexStar Rich Gas System on August 4, 2014 and (3) the Partnership’s acquisition of the Valley Wells System and Compression Assets on May 7, 2015, which was accounted for as a combination of an entity under common control) appearing in the Current Report on Form 8-K dated August 20, 2015, of Southcross Energy Partners, L.P.

/s/ Deloitte & Touche LLP

Dallas, Texas
December 8, 2015